                                                                   Exhibit 21

                            LIST OF SUBSIDIARIES


ETHEX Corporation, a Missouri corporation

Ther-Rx Corporation, a Missouri corporation

Particle Dynamics, Inc., a New York corporation

DrugTech Corporation, a Delaware corporation

SPI - Sub, Inc., a Delaware corporation